EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc.  ·  3505 W. Sam Houston Parkway N., Suite 400  ·  Houston, TX 77043  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release		13-021

Date: December 12, 2013	Contact:	Terrence Jamerson
Director, Finance & Investor Relations

Helix Updates 2013/14 Outlook

HOUSTON, TX – Helix Energy Solutions Group, Inc. (NYSE: HLX) announced today that it is upgrading its 2013 EBITDA guidance to approximately $290 – $300 million. Our current forecast of stronger than expected fourth quarter results for Robotics, along with the Skandi Constructor’s continued performance in well intervention mode, both contribute to this upgrade.

Although the H534 is not expected to commence work until January 2014, strong operating performance of the Company’s existing asset base is expected to more than offset the delay in contributions from the H534. Also, the Company plans to accelerate the timing of the Well Enhancer dry dock to December of this year. This move is expected to reduce the number of days out of service for the Well Enhancer in 2014.

Owen Kratz, Helix’s President and Chief Executive Officer, stated, “The Company currently expects to issue 2014 guidance in line with its previously announced 2013 exit rate of $350 million.”

About Helix

Helix Energy Solutions Group, headquartered in Houston, Texas, is an international offshore energy company that provides key life of field services to the energy market. For more information about Helix, please visit our website at www.HelixESG.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding our strategy; any statements regarding future utilization, any projections of financial items; future operations expenditures; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors including but not limited to the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including the Company's most recently filed Annual Report on Form 10-K and in the Company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

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